Exhibit 10.1

QAD Inc. 100 Innovation Place Santa Barbara, CA 93108 USA Tel +1 805 566 6000 Fax +1 805 565 4202 http://www.qad.com

December 19, 2018

Mr. Anton Chilton

5110 Cathedral Oaks Road

Santa Barbara, CA 93111

Re: Promotion from Chief, Global Field Operations to Chief Executive Officer

Dear Anton,

We are pleased to offer you the position of Chief Executive Officer (CEO) for QAD, effective as of the date you accept this offer. This full-time exempt position will report to the Board of Directors. You will continue working out of our corporate QAD office located in Santa Barbara, CA. Your primary job responsibilities will be discussed with you in more detail after you accept this offer.

Cash Compensation

Subject to approval by the Board of Directors, your new cash compensation will be calculated and earned as follows:

Base Salary and OTE

Effective as of the date you accept this offer, your new gross base salary will be $450,000 per annum ($18,750.00 per pay period, 24 periods per year). Your total compensation plan for FY20 will reflect an on-target earning goal of $900,000 per annum, based upon the achievement of specific objectives at target under the bonus plan, as broadly described below.

FY20 Bonus Plan

Effective February 1, 2019, you will be eligible to participate in the Global MBO & Financial Bonus Plan - Level 1 with a potential bonus of 100% of base salary based on achievement of specific objectives. Your bonus components will be: 70% Corporate Financials and 30% individual performance. Half of the 30% individual performance component will be based on cloud objectives and half will be based on MBOs. Complete details of the plan will be discussed and provided to you following your acceptance of this offer.

FY19 Bonus Plan

For the remainder of FY19 (including payment of the Q4 FY19 financial bonus and the full-year FY19 financial and individual goals bonuses), the bonus calculations will be pro-rated according to the number of days within the quarter or year, as applicable, that you held the positions of Chief, Global Field Operations and CEO.

Equity Compensation

Subject to approval by the Board of Directors, your new equity compensation will be calculated and earned as follows:

Restricted Stock Units

A 22,000 share grant of restricted stock units (“RSUs”) will be recommended to be awarded to you after you accept this offer. If awarded, your RSUs will vest over a four-year period, one-fourth of the grant (25%) on each of the first four anniversaries of the grant date. You will receive further details of the RSUs in a separate RSU agreement, the terms of which will be in accordance with QAD’s standard policies.

Anton Chilton

December 19, 2018

Performance Stock Units

A 22,000 share grant of performance stock units (“PSUs”) will be recommended to be awarded to you in the annual equity grant of June 2019. The Board of Directors will determine the terms, including performance metrics, of the PSUs. You will receive further details of the PSUs in a separate PSU agreement.

Subsequent Eligibility for Equity Awards

You will next be eligible for equity awards in the FY21 Focal Review.

Benefits

All other benefits remain consistent with the benefits package offered under your prior role and are subject to change at the sole discretion of QAD.

Termination

Should you be terminated for reasons other than for cause, you will be offered a Separation and Release of All Claims agreement with payment terms equal to 12 months base salary.

Change in Control

QAD will offer you a Change in Control Agreement consistent with Board approval for the position of CEO.

Other

This change in your job title and position with QAD does not change your status as an at-will employee of QAD. Your employment with QAD remains subject to all of the Company’s usual policies and practices and you or the Company may terminate employment at any time for any reason. QAD has made no promise or representation regarding the length of your employment. Please sign this letter in the space provided as an indication of your acceptance of this offer and return it to the Chief People Officer.

Anton, I look forward to the great leadership you will provide in this new role. I believe you will enjoy the challenges and opportunities that lie ahead in this dynamic time in QAD’s history.

Sincerely,

For and on behalf of the Board of Directors:

            /s/ Pamela Lopker

Pamela Lopker

President and Member, Board of Directors

QAD Inc.

I accept the position as offered above: ___/s/ Anton Chilton___on _12/19/2018_____________.

                                                       Signature                 Acceptance Date